UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 12, 2005
CITADEL BROADCASTING CORPORATION (Exact name of registrant as specified in its charter)
DELAWARE (State or other jurisdiction of incorporation)	001-31740 (Commission File Number)	51-0405729 (IRS Employer Identification No.)
City Center West, Suite 400 7201 West Lake Mead Blvd. Las Vegas, Nevada 89128 (Address of Principal executive offices, including Zip Code)
(702) 804-5200 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b-c) Citadel has appointed Patricia Stratford to serve as Acting Chief Financial Officer and Secretary, and as principal financial officer and principal accounting officer, effective October 1, 2005. Ms. Stratford will continue in these roles until the appointment of a Chief Financial Officer or as the Board of Directors shall otherwise determine. Ms. Stratford will replace Randy L. Taylor, who had been serving as Vice President - Finance and Secretary, as well as principal financial officer and principal accounting officer.  On September 14, 2005, Citadel issued a press release announcing the appointment of Ms. Stratford as Acting Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1

Ms. Stratford has been Citadel’s Vice President - Finance Administration since August 2003. Prior to joining Citadel, Ms. Stratford served as Director - Finance Administration and Benefits for Infinity Broadcasting Corporation from January 1999 until July 2003 and was Vice President - Taxation from June 1992 until January 1999. Citadel has no agreements with Ms. Stratford regarding the terms of her employment. Ms. Stratford, age 42, currently receives an annual salary that is determined at the discretion of Citadel’s chief executive officer and the Compensation Committee of the Board of Directors. She is eligible to participate in the employee benefits that Citadel provides to other eligible employees, including the grant of stock options.

Also effective as of October 1, 2005, Citadel has appointed the following individuals to the position of Co-Controller: Stephanie Morrissey, currently Director of Corporate Accounting, and Joseph O’Brien, currently Corporate Controller.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit:
99.1 Press Release issued by Citadel Broadcasting Corporation, dated September 14, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITADEL BROADCASTING CORPORATION

Date: September 14, 2005	By:	/s/ Farid Suleman

Name: Farid Suleman
Title: Chief Executive Officer